UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): April 12, 2019

ACTUANT CORPORATION
(Exact name of Registrant, as specified in its charter)

Wisconsin	1-11288	39-0168610
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

N86 W12500 WESTBROOK CROSSING
MENOMONEE FALLS, WISCONSIN 53051

Mailing address: P.O. Box 3241, Milwaukee, Wisconsin 53201
(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (262) 293-1500

Former name or address, if changed since last report: Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company    [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.                                  [ ]

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On April 12, 2019, Actuant Corporation (the “Company”) entered into a Retention Incentives Agreement (the “Agreement”) with Roger A. Roundhouse, the Company’s Executive Vice President, Engineered Components & Systems, in contemplation of a potential sale (a “Potential Sale”) of the Company’s Engineered Components & Systems segment (“EC&S”) to provide an incentive for Mr. Roundhouse to remain with the Company and work diligently to support the Company’s evaluation of strategic alternatives regarding EC&S.
The Agreement provides for certain payments by the Company to Mr. Roundhouse upon the achievement of specified milestones with respect to a Potential Sale, including the completion of a Potential Sale, prior to the expiration of the term of the Agreement, subject to Mr. Roundhouse continuing his employment with the Company through the date of the achievement of the relevant milestone (other than due to death, “Disability,” termination of employment by the Company without “Cause” or termination of employment by Mr. Roundhouse for “Good Reason,” as such terms are defined in the Agreement) (the “Continued Employment Condition”). The aggregate amount of such milestone payments under the Agreement is $465,000. Each milestone payment is subject to being increased, up to twice the amount thereof, upon the completion of a Potential Sale to the extent the cash amount received by the Company in the Potential Sale exceeds a specified threshold.
The Agreement also provides for additional payments and benefits to Mr. Roundhouse, all of which are subject to the Continued Employment Condition and the completion of a Potential Sale prior to the expiration of the Agreement. Mr. Roundhouse will receive twice his highest annual bonus paid in the prior three fiscal years. If the Potential Sale is completed after August 31, 2019, the bonus payment will be reduced by the amount of the annual bonus payable to Mr. Roundhouse for the fiscal year ending August 31, 2019. In addition, the Agreement provides that Mr. Roundhouse would be eligible for accelerated vesting of all unvested restricted stock units, performance stock units and stock options outstanding at the time of completion of a Potential Sale. Further, the Agreement provides that the Company will pay the reasonable fees and expenses of legal counsel engaged to represent transferring executives in connection with a Potential Sale to a buyer sponsored by a private equity or financial group.
The Agreement also provides for severance to be paid to Mr. Roundhouse if a Potential Sale is completed prior to the expiration of the term of the Agreement and either (i) his employment is involuntarily terminated (other than for “Cause”), or he terminates his employment for Good Reason, within 24 months after the Potential Sale, or (ii) Mr. Roundhouse’s employment is involuntarily terminated (other than for “Cause”) within six months prior to the Potential Sale. The severance to be paid in those circumstances is twice his current annual salary and the continuation of welfare benefits and perquisites in effect as of the completion date for a Potential Sale for up to two years.
The Agreement provides that its term is to expire upon the earlier of October 11, 2020 or the Company’s cancelling and choosing to abandon, or otherwise to not pursue, a Potential Sale. The Agreement amends and replaces the existing Change in Control Agreement entered into on August 7, 2017 between the Company and Mr. Roundhouse, although the Change in Control Agreement may be reinstated in full force and effect in certain conditions, including if a Potential Sale is not completed prior to October 11, 2020 or the Company cancels or abandons a Potential Sale.
The Agreement also contains comprehensive restrictive covenants from Mr. Roundhouse, including covenants not to compete, in the Company’s favor.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACTUANT CORPORATION
Date: April 15, 2019
/s/ Fabrizio Rasetti
Fabrizio Rasetti Executive Vice President, General Counsel and Secretary